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                                  Exhibit 23.1


The Board of Directors
ARTISTdirect, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-53208, No. 333-38104, No. 333-63572 and No. 68396) on Forms S-8 of
ARTISTdirect, Inc., of our report dated April 6, 2004, with respect to the consolidated balance sheet of ARTISTdirect, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficiency) and cash flows for the year then ended, which report appears in the December 31, 2003 Annual Report on Form 10-K of ARTISTdirect, Inc.

Our report indicates a change in method of accounting for the company's investment in its record label joint venture, ARTISTdirect Records, LLC.

Our report dated April 6, 2004 contains an explanatory paragraph that states that the Company has incurred substantial operating losses and negative cash flows from operations to date, has funding commitments related to its record label joint venture and needs additional capital to fund its operations and the operations of the record label joint venture, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.





Santa Monica, California
May 12, 2004